EXHIBIT 99.1

Transocean Ltd. Announces Contract Awards Totaling $1.0 Billion and Retirement of Senior Secured Notes

STEINHAUSEN, Switzerland, April 2, 2026 — Transocean Ltd. (NYSE: RIG) (“Transocean”) today announced awards of a contract for a harsh environment semisubmersible in Norway and contract extensions for two ultra-deepwater drillships in Brazil. In aggregate, the fixtures represent approximately $1.0 billion in incremental firm contract backlog, as follows.

●	The Transocean Barents was awarded a 1,095-day contract with Vår Energi ASA in Norway at a rate of $450,000 per day, excluding additional services. The program is anticipated to commence by the middle of the second quarter of 2027 and is expected to contribute approximately $490 million in backlog, excluding compensation for mobilization and demobilization. The contract also includes options that, if fully exercised, could keep the rig working in Norway into 2034.

●	The Deepwater Orion was awarded a 1,095-day contract extension with Petrobras in direct continuation of its current activity. The extension is expected to contribute approximately $420 million in incremental backlog and commit the rig through March 2030. Prior to the extension period, from April 1, 2026, until the commencement of the new contract extension in March 2027 (approximately 340 days), the existing backlog will be reduced by approximately $20 million.

●	The Deepwater Aquila was awarded a 365-day contract extension with Petrobras in direct continuation of its current activity. The extension is expected to contribute approximately $160 million in incremental backlog and commit the rig through June 2028. Prior to the extension period, from April 1, 2026, until the commencement of the new contract extension in June 2027 (approximately 450 days), the existing backlog will be reduced by approximately $10 million.

Separately, Transocean retired the 8.375% Senior Secured Notes due 2028 (Titan Notes) in full on March 20, 2026. The outstanding principal amount of $358 million, plus a call premium and accrued but unpaid interest, was settled using cash on hand and funds from the associated debt service reserve account. Interest expense savings to maturity is approximately $39 million. The early retirement of the Titan Notes is consistent with the company’s commitment to accelerate deleveraging, reduce interest expense and simplify the balance sheet.

Including the retirement of the Titan Notes, and excluding any additional early retirements, Transocean currently expects to retire a total of $0.75 billion of debt in 2026.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 27 mobile offshore drilling units, consisting of 20 ultra-deepwater floaters and seven harsh environment floaters.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as  “approximately,” “will,” “if,” “expect,” “scheduled,” or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are beyond our control, and in many cases, cannot be predicted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, the cost and timing of mobilizations and reactivations, operating hazards and delays, weather-related risks, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the impact of governmental laws and regulations, the effects of contagious illnesses including the spread of and mitigation efforts by governments, businesses and individuals, and other factors, including those and other risks discussed in the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, and in the company’s other filings with the United States Securities and Exchange Commission (the “SEC”), which are available free of charge on the SEC’s website at: www.sec.gov. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved, when making any investment decision involving Transocean securities.

Analyst Contact:

Sarah Davidson

+1 713-232-7217

Media Contact:

Kristina Mays

+1 713-232-7734